AMENDMENT NUMBER 1 TO TRUST AGREEMENT
LEHMAN XS TRUST, SERIES 2007-15N

This is Amendment Number 1, dated as of November 1, 2007 and effective as of December 21, 2007 (this “Amendment”), to the Trust Agreement, dated as of July 1, 2007 (the “Agreement”), by and among STRUCTURED ASSET SECURITIES CORPORATION., a Delaware corporation, as depositor (the “Depositor”), AURORA LOAN SERVICES LLC, as master servicer (the “Master Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), relating to the Lehman XS Trust Mortgage Pass-Through Certificates, Series 2007-15N.

WHEREAS, Section 11.03 of the Agreement provides that under the circumstances and subject to the conditions set forth therein, the Agreement may be amended from time to time;

THEREFORE, in accordance therewith and in consideration of the mutual agreements herein contained, each party hereto agrees to amend the Agreement to the extent and on the terms set forth herein for the benefit of the other parties and of the Certificateholders.

ARTICLE I

DEFINITIONS

SECTION 1.01. Cross Reference to Definitions in Agreement. Capitalized terms used in this Amendment and not defined herein or amended by the terms of this Amendment shall have the meaning assigned to such terms in the Agreement.

ARTICLE II

EFFECTIVENESS

SECTION 2.01. Section 11.03 of the Agreement provides that the Agreement may be amended from time to time by the Depositor, the Master Servicer and the Trustee, with the consent of the NIMS Insurer, if any, but without the consent of the Swap Counterparty (except to the extent that the rights or obligations of (1) the Swap Counterparty thereunder or (2) the Swap Counterparty under the Swap Agreement (or the ability of the Trustee on behalf of the Supplemental Interest Trust to perform fully and timely its obligations under the Swap Agreement), are affected thereby, in which case prior written consent of the Swap Counterparty is required) and without notice to or the consent of any of the Holders to cause the provisions of the Agreement to conform to or be consistent with or in furtherance of the statements made with respect to the Offering Document. Section 11.03 of the Agreement further provides that no such amendment shall, as evidenced by an Opinion of Counsel, result in an Adverse REMIC Event and that prior to entering into any such amendment without the consent of Holders, the Trustee and the NIMS Insurer, if any, shall be provided with an Opinion of Counsel addressed to the Trustee and the NIMS Insurer, if any, (at the expense of the party requesting such amendment) to the effect that such amendment is permitted under such Section 11.03.

SECTION 2.02. By their execution of this Amendment, the Depositor, the Master Servicer and the Trustee evidence their desire to make the amendments to the Agreement set forth below.

ARTICLE III

AMENDMENTS TO THE AGREEMENT

SECTION 3.01. Amendments.

The definition of “Pool 4 Senior Priority” is hereby deleted and replaced in its entirety with the following:

“Pool 4 Senior Priority: For the Pool 4 Senior Certificates, sequentially in the following order: (i) up to the amount of any Net Negative Amortization previously allocated to such Certificates and not repaid, to the Pool 4 Senior Certificates (other than the Exchangeable Certificates related to Pool 4) pro rata based on the amount of such unpaid prior allocations of Net Negative Amortization to each class thereof and (ii) pro rata (a) to the Class 4-A1 Underlying Interest, (b) sequentially, first, to the Class 4-A2A Underlying Interest and second, to the Class 4-A2B Underlying Interest, in that order, and (c) to the Class 4-A3 Underlying Interest.”

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 4.02. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation or any provision hereof.

SECTION 4.03. Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean such Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Amendment, as though the terms and obligations of the Agreement were set forth herein.

SECTION 4.04 Conditions to Effectiveness. This Amendment shall become effective upon the receipt by the Trustee of the opinion of counsel referred to in Section 11.03 of the Agreement.

SECTION 4.05. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the Depositor, the Trustee and the Master Servicer have caused their names to be signed hereto by their respective officers hereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET SECURITIES CORPORATION, as Depositor

By:
Name: Michael C. Hitzmann
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity, but solely
as Trustee

By:
Name:
Title:

AURORA LOAN SERVICES LLC,
as Master Servicer

By:
Name: Michele Olds
Title: Vice President